Exhibit (d)(3)

STRICTLY PRIVATE AND CONFIDENTIAL

March 4, 2015

Mr. Mark Buller

Chairman and Chief Executive Officer

Norcraft Companies, Inc.

3020 Denmark Avenue, Suite 100

Egan, Minnesota 55121

Dear Mark:

In connection with the consideration by Fortune Brands Home & Security, Inc. (“Fortune Brands”) of a possible negotiated transaction (a “Potential Transaction”) between Fortune Brands and Norcraft Companies, Inc. (the “Company” and. collectively with Fortune Brands, the “parties”), the Company and Fortune Brands hereby agree as follows:

1. Exclusivity. During the period commencing on the date on which this agreement is fully executed and ending at 11:59 p.m. Central Time on the date this agreement terminates (the “Exclusivity Period”), the Company shall not, and the Company shall cause its affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, respond to, initiate, seek, participate in or otherwise encourage or take any action to facilitate the submission of any expression of interest, inquiry, proposal or offer from any person other than Fortune Brands and its affiliates (each, individually, a “Third Party”), relating to any acquisition of, or investment in, the Company or any of its subsidiaries, any merger, consolidation, share exchange or any other business combination, reorganization, recapitalization or similar transaction involving the Company or any acquisition of any securities, indebtedness or a material portion of the assets of, or any joint venture involving a material portion of the assets of, the Company or its subsidiaries (an “Alternative Transaction”), (ii) participate in any negotiations or discussions with, or entertain any proposal or offers from, any Third Party regarding, or furnish any non-public information to any Third Party that may be considering, any Alternative Transaction or (iii) provide to any Third Party a draft merger agreement or other definitive documentation with respect to any Alternative Transaction or enter into or consummate the transactions contemplated by any such agreement or documentation. The Company further agrees that any discussions or negotiations in progress as of the date hereof regarding an Alternative Transaction will be terminated or suspended as of the date hereof. This letter agreement shall terminate upon the earlier of (i) April 3, 2015 and (ii) the execution of a definitive agreement between the Company and Fortune Brands relating to a Potential Transaction. The term “affiliates” shall have the meaning ascribed to such term in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. The term “Representatives” shall mean, with respect to any person, such person’s affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial and legal advisors, consultants and accountants) and controlling persons. Notwithstanding anything herein to the contrary, the Company shall have the right to terminate this agreement at any time following March 19, 2015, if Fortune Brands has not on such date confirmed that it remains interested in pursuing a Potential Transaction on terms consistent in all material respects (including price per share) with the terms of such a transaction that have been discussed between the Company and Fortune Brands as of the date hereof.

If the Company or any of its affiliates or any of their respective Representatives receives during the Exclusivity Period any request for information or an indication of interest from any Third Party that may be considering an Alternative Transaction, the Company will promptly (a) disclose to Fortune Brands the receipt of such request or indication of interest (but not the terms of the request or indication of interest or identity of the requesting party), (b) without more, inform the requesting party that an exclusivity agreement is in effect with another party (without reference to Fortune Brands or its affiliates) and no discussions, negotiations or communications regarding such request for information, indication of interest or a potential Alternative Transaction can occur and (c) confirm to Fortune Brands in writing that the actions in the immediately foregoing clause (b) have been taken.

2. Miscellaneous. Each party acknowledges and agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. This letter agreement, together with the confidentiality agreement between the parties dated as of December 11, 2014, contains the entire agreement between the parties concerning the subject matter herein, and no modification of this letter agreement or any waiver of the terms and conditions hereof or thereof shall be binding upon either party unless approved in writing by each party. This letter agreement shall inure to the benefit of the parties hereto and their successors and permitted assigns. Any assignment of this letter agreement by either party without the prior written consent of the other shall be void. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof. Each party irrevocably submits to the jurisdiction of any court of the State of Delaware or any federal court sitting in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this letter agreement. Each party irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement in any court of the State of Delaware or any federal court sitting in the State of Delaware or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. This letter agreement may be executed in counterparts (including, without limitation, via facsimile or electronic transmission), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[signature page follows]

If the Company is in agreement with the foregoing, please so indicate by signing and returning one copy of this letter agreement, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

FORTUNE BRANDS HOME & SECURITY, INC.

By:	/s/ Chris Klein
Name:	Chris Klein
Title:	CEO

Confirmed and Agreed to:

NORCRAFT COMPANIES, INC.

By:	/s/ Mark Buller
Name:	Mark Buller
Title:	CHAIRMAN & CEO

[Signature Page to Exclusivity Agreement]